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                                                                       Exhibit 5

    [LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. APPEARS HERE]



                                 May 26, 1999



Prentiss Properties Trust
3890 West Northwest Highway, Suite 400
Dallas, Texas 75220

    Re:   Prentiss Properties, Trust
          Post-Effective Amendment No. 1 to Registration Statement on Form S-3
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Ladies and Gentlemen:

    We have acted as counsel to Prentiss Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, relating to the issuance of a maximum of 2,500,000 common shares of beneficial interest, par value $.01 per share, of the Company (the "Common Shares") and attached rights to purchase Junior Participating Cumulative Preferred Shares of Beneficial Interest, Series B, par value $.01 per share, of the Company (the "Rights") pursuant to the Company's Dividend Reinvestment and Share Purchase Plan (the "Plan") as described in the Registration Statement.

    We have, as counsel, examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed that the Common Shares will be issued for at least the par value thereof. As to all questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company.
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
Prentiss Properties Trust
May 26, 1999
Page 2

        Based upon such examination and review and in reliance upon the representations described above, and subject to the limitations and qualifications contained herein, we advise you that, in our opinion:

        1. The Common Shares have been duly and validly authorized by the Company.
        2. The Common Shares, when issued and delivered in accordance with the Plan, will be validly issued, fully paid and non-assessable.

        3. The Rights have been duly and validly authorized by the Company.

        4. The Rights to be issued in connection with the Common Shares to be issued and delivered pursuant to the Plan will, when issued, be validly issued.

        This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is delivered solely to you and is solely for your benefit, and it may not be delivered to, or relied upon by, any other person or entity without the prior written consent of this firm.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.

                                   Very truly yours,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.